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On February 16, 2023, Avantax, Inc. (the “Company”) held an earnings call related to the Company’s financial results for its fourth quarter and full year ended December 31, 2022. A copy of the transcript from the earnings call can be found below.

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

OPERATOR: Hello, and welcome to the Avantax Fourth Quarter 2022 Earnings Conference Call. All participants will be in listen only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity. To ask a question, you may press star then one on your telephone keypad. To withdraw from the question queue please press star, then two. Please note this event is being recorded. I would now like to turn the conference over to Dee Littrell. Please go ahead.

DEE LITTRELL: Thank you. And welcome everyone to the Avantax Fourth Quarter 2022 Earnings Conference Call. On Wednesday afternoon following market close, we posted our earnings release and supplemental information on the Investor Relations section of our website at Avantax.com. I am joined today by Chris Walters, Chief Executive Officer, and Marc Mehlman, Chief Financial Officer. Before we begin, let me remind everyone that today's discussion contains forward looking statements that speak only as of the current date. As such, they include risks and uncertainties, and actual results and events could differ materially from our current expectations. Please refer to our press release and our SEC filings, including our most recent Form 10-K, and Form 10-Q. For more information on some of these specific risks and uncertainties, we assume no obligation to update our forward-looking statements, except by as required by law. We will discuss both GAAP and non-GAAP financial measures today. Our earnings release and supplemental financial information are available on the Investor Relations section of our website at Avantax.com and include full reconciliations of non-GAAP financial measures, discussed to the nearest applicable GAAP measure. With that, let me hand the call over to Chris.

CHRIS WALTERS: Thank you Dee. Good morning. I'm pleased to share our Fourth Quarter 2022 Earnings Results for the first time under the Avantax name. On January 26th, we changed our corporate name from Blucora to a Avantax and changed our ticker symbol to AVTA, marking our next step is a pure play a wealth management company. During our third quarter earnings call, we shared that we'd agreed to sell our TaxAct software and business to an affiliate of Cinven for $720 million, subject to post-closing adjustments. On December 19th, we announced the completion of the sale of TaxAct, which positioned us to shift our organization to reflect our singular focus on continuing to grow our wealth management business and return capital to shareholders. We successfully achieved these milestones, while at the same time, having a record-breaking year in many of our key wealth management operating metrics. I would like to thank all of our financial professionals, employees, and board members for their contributions to realizing these accomplishments.

As noted, we have made significant progress on our more focused operations and capital structure.

On operations, we have begun streamlining our organization, and positioned our team to execute our wealth only growth strategy. As part of this work, we've announced the plan to reduce the size of our board of directors at our 2023 Annual Meeting, and the departure of multiple executives, whose contributions are greatly appreciated. Our team has been aligned to deliver our strategic priorities of:

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

•	growing NNA by supporting existing financial professionals' growth and recruiting new financial professionals in accounting firms;
•	retaining existing financial professionals by providing exceptional service and tools; and
•	when in the best interest of the client, shifting to a higher value mix by increasing fee-based assets and continuing RIA acquisitions.

We've also made targeted incremental investments to support our financial professionals and affiliated CPA firms.

On capital structure, in January we repurchased 460,160 shares, for a total of $12.5 million dollars. On January 24th, we entered into a new term loan facility of up to a maximum principal amount of $270 million dollars that also provides for a $50 million-dollar revolving credit facility. This facility has a lower interest rate compared to our previous credit agreement, has a delayed draw feature that further enables us to keep interest costs down and does not have significant upfront costs as compared to other options.

On January 27th, we announced that we commenced a modified Dutch Auction tender offer to purchase up the $250 million dollars of our common stock, or between $27 and $31 dollars per share. This is an addition to our approved $200 million dollar share with purchase authorization.

Moving on to our results for the fourth quarter, we continue to excel across the most important indicators that we use to measure the performance of our business.

First, our net positive flows. We have seen net positive assets for us for the fourth consecutive quarter. In Q4 we had $495 million in net new assets, up $115 million over the last quarter, and setting a new record of 1.3 billion for the trailing 12-month period.

Second, our recruiting. We also continue to successfully recruit financial professionals with over $401 million in newly recruited assets during the fourth quarter, finishing another record year adding approximately 79 percent more in recruited assets than our next best year. We also recruited three new CPA firms to a Avantax Planning Partners, and have a strong pipeline for 2023 in both our independent broker dealer model, as well as our employee-based RIA

Third, our firm acquisitions. This quarter we marked the milestone with 20 acquisitions completed in 20 months, increasing total client assets held in our employee-based model to approximately seven billion. Up from 4.4 billion a little over two years ago. Fourth, we continue to retain productive financial professionals. our consistently high production retention rate payment at 99.3 percent for the quarter. Of the financial professionals who departed during the quarter, 90 percent were non-producing financial professionals, with less than 50,000 in rolling gross production.

Lastly, our financial professional satisfaction. We regularly conduct financial professional satisfaction surveys to assist us in better meeting our financial professional needs. In the survey, our net promoter scores improved by 14 points from our spring '22 survey, and 21 points from our winter survey last year.

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

In short, we are executing well on our mission to be the leader serving a community of CPAs, tax professionals, and tax-focused financial professionals, by providing client tax advantage investment solutions, innovative technologies and tax inclusive financial plans. We remain focused on extending our lead on key differentiated aspects of our strategy, which includes

•	nurturing and growing the largest community of tax-focus financial professionals in the wealth management industry through training, growth communities, coaching programs, and purpose driven events;
•	providing best in class service and support; and,
•	delivering capabilities to accelerate our financial professionals’ growth, including continuing to develop investments solutions, growth consulting, practice management and digital products.

In addition to these efforts, we are providing opportunities for financial professionals to work with a Avantax in the way that aligns with their priorities, which has led to a rapidly growing a Avantax Planning Partners, our employee based our RIA, and resulted in a significant pipeline to further grow this portion of our business.

Our pure play wealth management business is effectively executing on plan, is serving our financial professionals and end clients well, and is taking actions on our capital structure, that together we believe will result in an exciting future for our financial professionals, employees, and shareholders. Now, I'll turn it over to Marc and we'll be happy to answer questions after the prepared remarks.

MARC MEHLMAN: Thank you Chris, and good morning everyone. The work over the last several months since the announce sale is TaxAct has culminated in this moment, where we can share our financial results as a standalone wealth business. And as you can tell from our financial performance, our business is strong.

Starting with fourth quarter results, as Chris mentioned, we are thrilled to have executed well this quarter. 2022 was a strong year for the business. Avantax broke records for recruited assets total net new assets for the year, and the percentage of our assets and advisory.

Now on to 4th quarter financial results.

Total revenue of $172.4 million dollars was a record for the business, slightly up from the fourth quarter of the prior year. Up four percent versus the third quarter of 2022, and above the high end of our guidance. Achieving this record revenue figure despite the market being down meaningfully, is a reflection of the favorable interest rate environment, as well as asset makes shifts we've seen in our portfolio. Return on assets is up 109 basis points, versus Q4 of 2021; transaction-based commission revenues were $19 million dollars an increase of seven percent sequentially; year over year transaction-based commission revenues decreased 21 percent of the quarter, and sixteen percent for full-year 2022.

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

As it is difficult to tell from the discontinued operations treatment, for ease of comparison the adjusted EBITDA for both continuing and discontinued operations came in at $18.6 million dollars for the fourth quarter, which is near the high end of our guidance. As for adjusted EBIDTA for continued operations, the result was $25.9 million dollars but performance driven by favorable revenue performance and lower than expected costs in the quarter. Q4 is a higher expense quarter than Q3 because of the National Conference.

GAAP net income was $368 million dollars, or $7.66 per diluted share. Included in our GAAP net income is a pre-tax gain on sales TaxAct of $472.2 million dollars.

A few other details regarding our performance this quarter.

Our payout rate in the fourth quarter decreased to 74.2 percent, from 75.1 percent in the third quarter, the lowest rate we've seen since Q1 2021 when it was 74.4 percent. We will see fluctuations in payout rate depending upon the concentration of transaction-based revenues, the make-up of net flows, and the mix of assets in the quarter. We ended of the year with total client assets of $76.9 billion dollars. Fee-based advisory assets were down nine percent year over year, $38.3 billion dollars, with advisory assets as a percentage of total client assets ending the quarter at a new high of 49.8 percent. Net flows into advisory for the year for $2.9 billion dollars, with $638 million dollars in the fourth quarter, with total client assets having net inflows of $1.3 billion dollars for the year, and $495 million dollars for the fourth quarter.

We have driven our newly-recruited assets for full-year 2022 to $1.7 billion dollars, versus $929 million dollars in 2021, which was a record for the business at that time. As shared previously, our goal is to drive two percent to 2.5 percent organic growth per annum via newly recruited assets.

Turning to the balance sheet, we ended the year with cash and cash equivalents of $264 million dollars and no debt, as we paid off the outstanding term loan with proceeds from the TaxAct sale. We have subsequently entered into term loan A, with a newly established thanking group where we can borrow up to $270 million dollars over the next 12 months, along with a $50 million dollar revolver. We expect to draw $170 million dollars in late February to help from the tender offer with the remaining capacity of the $270 million dollar term loan expected to be borrowed over the course of the year, to primarily fund continued share repurchases.

We were pleased with the financing result and the confidence are bank group showed in our business. We believe the interest rate and low cost of funds are attractive relative to other options and provide us the opportunity to create meaningful value.

Our capital allocation priorities continue to be returning capital to shareholders, following the tender offer under the remaining $187.5 million dollars and our repurchase authorization, investing in our business to fuel growth and continuing to execute on our acquisition program of individual financial professionals into our employee-based model.

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

In the medium term, we expect our net leverage ratio to be between 1.5 times and 2.5 times.

With that, let's turn to our full-year 2023 outlook.

We expect full-year revenue between $750 million and $758 million dollars, and adjusted EBIDTA of $124.5 million dollars to $135.5 million dollars. These figures assume four percent market growth from the end of 2022 with one percent growth per quarter. As it relates to Fed Funds Rates, we continue to leverage the forward curve, and at the time of finalizing our guidance, assumes one more 25 basis point height in March.

Other factors that can drive revenue outcomes include the performance of transaction sales and the timing of asset flows throughout the year.

Guidance assumes that we will drive meaningful cost efficiencies in the business. That will be realized throughout the year with a larger amount following the provision of transition services in connection with the TaxAct sale, which we believe will mostly be completed by the end of the third quarter 2023.

With respect to GAAP net income, we expect between $25.5 million dollars and $40.1 million dollars, and GAAP earnings per share of 63 cents, 96 cents per share. We are anticipating between $7.8 million dollars and $14.5 million dollars and adjusted expense items relating to the cost of delivering cost savings potential proxy matters and other one-time items related to the sale of TaxAct.

Lastly, we have assumed between $12.7 million dollars and $13.5 million dollars in interest expense, roughly $14 million dollars in depreciation at $25 million dollars in amortization expenses for the year.

This concludes our prepared remarks, we will now turn the call over to the operator for Q&A. Operator?

OPERATOR: Thank you very much, we'll now begin the question and answer session. To ask a question, you may press star then one on your telephone keypad. if you're using a speaker phone, please pick up your handset before pressing the keys. To withdraw from the question queue, please press star, then two. At this time, we will pause momentarily to assemble our roster. Today's first question comes from Josh Siegler with Cantor Fitzgerald please go ahead.

JOSH SIEGLER: Yes, hi. Good morning, thanks for taking my question. Now the management has a sole focus on the wealth management business, what are you most excited about for allocating more of your time to, and how are you thinking about growing your competitive advantage over this next year?

CHRIS WALTERS: Interesting. This is really a continuation of the strategy that's been working incredibly well. And so, we are intensely focused on executing that. As from a time and attention perspective, we're delivering TSAs through late this year. And so, there still is time associated with supporting the TaxAct business. That said, the elements of our strategies that have been working have been a significant improvement in our business development efforts. This is recruiting new financial professionals to the platform, where we are setting records. So we're excited to lean into that even more, delivering exceptional customer service right to our financial professionals, being the best easy partner for them to work with. And as we make things easier for them, they have more time to grow their business. And then, supporting them in their growth efforts in every way from growth consulting to some of the phenomenal events that we put on that are training and education. Folks in all those areas and finally technology, right, technology and tools that improve their efficiency. And so, as we talk about that focus right we're spending time in each one of those areas as we have over the last few years.

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

JOSH SIEGLER: Understood. That's helpful color. Thank you very much. I want to also dial into one specific KPI. You know, as advisory assets as a percentage of total assets continue to trend positively throughout the year with healthy net new assets despite negative market impacts, do you expect this trend to continue in 2023, and advisory assets to become a larger part of the mix? Thanks.

CHRIS WALTERS: Yes. We have talked about high value makeshifts being an important part of our growth strategy going forward, and we expect the trends that we've seen to continue.

JOSH SIEGLER: Got it. Thank you.

OPERATOR: The next question comes from Dan Kurnos with the Benchmark Company. Please go ahead.

DAN KURNOS: Great. Thanks, good morning. Strong finish to the year, and congrats on yet another name change. Boy, I've been around this name for a long time. Maybe just one for Marc first. Just housekeeping, on the TSA, is there any way to tease out the economic impact so we can understand clean run rate of the pure play business once the TSA is finished?

MARC MEHLMAN: So the TSA is expected to run for a minimum of six months and up to nine months. And there's a fair amount of operational support that we're providing, considering that the sale closed so close to tax season. So while it’s a little bit difficult to provide an exact number is certain elements of those operational support elements are going to fall off sooner than others. And so, each quarter when we report our results, we'll be teasing out the income associated with the TSA from the core part of our financial performance. So that'll make it easier for you to see what came from underlying operations versus the TSA. But the reality is the vast majority of our guidance for 2023 is coming from our underlying business versus a TSA. It is not really a meaningful impact.

DAN KURNOS: Ok and also one other... Do you have any rate ceilings on interest rates if for some reason the Fed decides to go crazy?

MARC MEHLMAN: We do not.

DAN KURNOS: Ok. And then, thank you for that. And then, Chris maybe to ask the question in a different way. You have a clean currency now that's directly in sort of fintech land wealth management. I'm curious on sort of two fronts. One, because we didn't really have a chance to discuss this, so what's new the top of the conversations are going both internally and externally? Obviously, you talked about having a really good pipeline on [indiscernible 20:58] front -- but just how the conversations are going now that you are rebranded and sort of ex-TaxAct, if that has any bearing on sort of the way that people perceive the company's tax centric focus? Or, now that you have a clean currency, if you're able to go out there and say, hey, we've got more interesting opportunities? And maybe that might sort of rec it's the way you're thinking about M&A understanding that obviously this is a sort of a choppy market right now?

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

CHRIS WALTERS: Yeah, let me take the first one. So you can imagine, our financial professionals are really excited about the name change. There were some complexity that was introduced over the past years that they communicated their end clients about the backing and support they had the organization they were working with. Because many of their clients would have had to look up a name that was not directly connected to the name that was on their statement. And so, I think there's real enthusiasm across our financial professional base. We think that is a great thing. It also raises the profile of the Avantax brand for prospects just given that it is. Now the name of our public company. And so, I think there was significant enthusiasm. As it relates to M&A and how we may think about it, we've had a really disciplined strategy over the last few years where we are strong believers in our unique tax focus. And so, as we looked at M&A, there are a couple of primary categories that are irrelevant. One is our independents who want affiliate with us in a different way for multiple reasons. One, maybe they're looking for a succession solution and we can provide that; and others, are very growth oriented and want to monetize their great efforts. But also, focus their efforts fully on growth and leave some of the back office work to us. And so, as the 20 deals that we've done over the last couple of years have fallen into that category. The second area is other tax focused financial firms. And HKFS I think falls into that category, right? It was a RIA that was born out of an accounting firm. And so, we will continue to look there. What we've seen is that the multiples have been pretty healthy or extraordinary in those areas the last couple years, so we continue to monitor the situation in both categories and move opportunities.

DAN KURNOS: Great. Thanks very much. Yes Chris, I agree with Avantax [indiscernible 23:30] So congrats.

CHRIS WALTERS: Great. Thanks, Dan.

OPERATOR: The next question comes from Alex Paris with Barrington Research. Please go ahead.

ALEX PARIS: Hi everybody. Thanks for taking my questions. Congratulations on the strong finish to the year, and all that work you got done. So I have a couple of questions first starting a little bit more information on the TSA: Where does that come in on the P&L? Is it all within discontinued operations? Or does it come in to other line items?

MARC MEHLMAN: The TSA is not going to come in through disc ops, since it's a continuing operations part of our business. And it's going to show up on another income line, but will be part of our adjusted EBITDA forecast. And so, it will be split out, but it will be part of our continuing operations financials.

Q4 2022 Avantax, Inc. Earnings Conference Call

Avantax
February 16, 2023
Transcript by TransPerfect

ALEX PARIS: Okay, gotcha. And then, I think you said on the last call that your medium term target for organic revenue growth is eight and half to 11 percent, with adjusted EBIDTA margins of 16 to 18 percent once the TSA is behind you. Based on the guidance that you just provided today, the midpoint revenue growth is 13 percent which is above that, and the midpoint of the adjusted even the target is 17.2 percent margin. So you're solidly in that EBIDTA range, despite the fact that you're still running the TSA. Any additional color there would be helpful?

MARC MEHLMAN: Sure. First on the revenue side, the eight and half to 11 percent is in a clean interest rate sort of sweep environment. And so, what we're trying to do is take the noise out of sweep, and the fact that interest rates continue to go up is helping to some degree our revenue growth for the year. From a margin perspective, you've probably seen from some of our announcements we've already been able to take some actions as it relates to our cost base. And again, as a result of a rising interest rate environment, we find ourselves in a position to be able to deliver what we believe is a strong profitability for the business as we continue to work with the TSA.

ALEX PARIS: Great, that's helpful. And then, you outlined your assumptions that underlie that guidance for the year. There's a bigger variance in the net income guidance than there is in the revenue guidance: What would drive that income to the higher end of that range versus the lower end of that range?

MARC MEHLMAN: So, one of the parameters that I shared was how much it would cost to potentially deliver some of the synergies, as well as some other matters that may take place this year. And so, we're trying to do early on in '23 is to provide a wide enough lane for some of the unknowns that may play out over the course of the next 12 months. Just certain cost savings may cost more than others. And to some of the other factors that I mentioned during the script may cost more than others. And so, we're trying to create just enough liquidity.

ALEX PARIS: Okay, gotcha. Thank you. I'll take the rest of my questions offline. Appreciate it.

OPERATOR: Again, if you have a question, please press star, then one. I'm seeing no further questions, this concludes our question and answer session. I would like to turn the conference back over to Chris Walters for any closing remarks.

CHRIS WALTERS: Okay. Thank you all for joining us today and for your interest in Avantax. We'll speak to you next quarter.

OPERATOR: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.